Exhibit 99

GAAP RECONCILIATION

	Year Ended December 31,
(Dollars in thousands)	2015	2014	2013	2012
Net income	$229,484	$237,951	$183,684	$134,106
Adjustments to net income, net of tax
Plus: Branch closure costs	1,932	2,568	676	—
Acquisition related charges	—	706	48,786	1,972
Restructure expenses	949	564	—	—

Total adjusted charges	2,881	3,838	49,462	1,972

Adjusted net income (non-GAAP)	$232,365	$241,789	$233,146	$136,078

Average assets (GAAP)	$25,155,792	$24,418,211	$21,489,775	$14,620,627
Average equity (GAAP)	$2,903,160	$2,790,139	$2,408,865	$1,608,108
Less: Average intangible assets	65,767	76,821	64,641	7,276
Average goodwill	741,740	741,740	662,402	460,044

Average tangible equity (non-GAAP)	$2,095,653	$1,971,578	$1,681,822	$1,140,788

Return on average assets	0.91%	0.97%	0.85%	0.92%
Adjusted return on average assets, net of adjusted charges (non-GAAP)	0.92%	0.99%	1.08%	0.93%
Return on average equity	7.90%	8.53%	7.63%	8.34%
Adjusted return on average equity, net of adjusted charges (non-GAAP)	8.00%	8.67%	9.68%	8.46%
Return on average tangible equity (non-GAAP)	10.95%	12.07%	10.92%	11.76%
Adjusted return on average tangible equity, net of adjusted charges (non-GAAP)	11.09%	12.26%	13.86%	11.93%